Exhibit 99.1

SAFE & GREEN HOLDINGS CORP. COMPLETES SPIN-OFF OF
SAFE AND GREEN DEVELOPMENT CORPORATION

Safe and Green Development Corporation to begin “regular-way” trading on the Nasdaq Stock Market today, under ticker “SGD”

Safe & Green Holdings Corp. to continue trading on Nasdaq under ticker “SGBX”

September 28, 2023 – MIAMI, Fla. – Safe & Green Holdings Corp. (NASDAQ: SGBX) (“SG Holdings” or the “Company”), a leading developer, designer, and fabricator of modular structures for residential, commercial, and point-of-care medicine, today announced it has completed the spin-off of its real estate development subsidiary, Safe and Green Development Corporation (NASDAQ: SGD) (“SG DevCo”). Starting today, SG DevCo will begin “regular-way” trading on Nasdaq under the symbol “SGD.”

SG DevCo, as a standalone entity, will be led by President & CEO, David Villarreal, and Chief Financial Officer, Nicolai Brune. Paul Galvin, Chairman and CEO of SG Holdings, will serve as Chairman of the SG DevCo Board. SG DevCo also has a board of directors with a majority of its members being independent.

Paul Galvin stated, “Today is the culmination of a year of hard work by our team. We are thrilled to have reached the finish line for the spin-off of SG DevCo as a separate, publicly traded company. We believe we are unlocking value for our existing SG Holdings stockholders that had not been reflected in the market. As we step into this new chapter, our enthusiasm for the potential growth and overall prospects for both companies could not be greater. I would like to thank all of our team members for their tremendous work making this milestone achievement possible, including our investment bankers, Maxim Group, who have advised us throughout this process, as well as our legal counsel at Blank Rome."

David Villarreal commented, “Today is an incredibly exciting day for SG DevCo as we become a separate, publicly traded company. SG DevCo’s outlook is exceptionally bright, with a current project pipeline exceeding $800 million and plans to develop more than 4,000 units. As a result, we are highly encouraged about what lies ahead.”

Holders of SG Holdings common stock received 0.930886 shares of SG DevCo common stock for every five (5) shares of SG Holdings common stock held on September 8, 2023, the record date for the distribution. In lieu of fractional shares of SG DevCo, stockholders of SG Holdings will receive cash. SG Holdings common stock will continue to trade on Nasdaq under the ticker symbol “SGBX.”

Maxim Group LLC acted as financial advisor to the Company in connection with the spin-off and listing of SG DevCo.

About Safe & Green Holdings Corp.

Safe & Green Holdings Corp., a leading modular solutions company, operates under core capabilities which include the development, design, and fabrication of modular structures, meeting the demand for safe and green solutions across various industries. The firm supports third-party and in-house developers, architects, builders, and owners in achieving faster execution, greener construction, and buildings of higher value. For more information, visit https://www.safeandgreenholdings.com/ and follow us at @SGHcorp on Twitter.

About Safe and Green Development Corporation

Safe and Green Development Corporation is a leading real estate development company. Formed in 2021, it focuses on the development of sites using purpose-built, prefabricated modules built from both wood and steel, sourced from one of SG Holdings’ factories operated by SG Holdings’ SG Echo subsidiary. More information about SG DevCo can be found at www.sgdevco.com.

Safe Harbor Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding unlocking value for SG Holdings shareholders that had not been reflected in the market; the trading of SG DevCo and SG Holdings common stock; the potential growth and overall prospects for both companies; SG DevCo’s outlook being exceptionally bright; SG DevCo’s current project pipeline exceeding $800 million; and plans to develop more than 4,000 units. While SG Holdings and SG DevCo believe these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include but are not limited to those factors discussed in SG Holdings’ Annual Report on Form 10-K for the year ended December 31, 2022 and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K and in the Form 10 registration statement filed by SG DevCo. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

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